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Exhibit 3.1

CERTIFICATE OF INCREASE
OF
SERIES A JUNIOR PARTICIPANTING PREFERRED STOCK

(Pursuant to Section 151 of the
Delaware General Corporation law)

THE TITAN CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the "Corporation"), hereby certifies as follows:

The name of the Corporation is The TITAN CORPORATION

  2.
  The name of the series of stock hereby increased is Series A Junior Participating Preferred which was designated on August 24, 1995 pursuant to a Certificate of Designations duly filed by the Delaware Secretary of State.

  3.
  Pursuant to a resolution adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law of the State of Delaware, the total number of shares designated Series A Junior Participating Preferred is herby increased to one million (1,000,000).

IN WITNESS WHEREOF, the undersigned has executed this certificate as of May 13, 2003.

/s/ NICHOLAS J. COSTANZA Nicholas J. Costanza Senior Vice President, General Counsel and Secretary

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
THE TITAN CORPORATION

        The Titan Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does herby certify:

        FIRST: That the Board of Directors of the Corporation declared an amendment to the Corporation's Restated Certificate of Incorporation, as amended (the "Certificate"), advisable and approved a resolution to amend the opening paragraph of Article Fourth of the Certificate to read as follows:

    Fourth: The Corporation is authorized to issue two classes of stock, which shall be designated Preferred Stock and Common Stock, respectively. The total number of shares of all classes of stock which the Corporation shall have the authority to issue shall be 205,000,000, consisting of 5,000,000 shares of Preferred Stock, par value $1.00 per share, and 200,000,000 shares of Common Stock, par value $.01 share.

        SECOND: That thereafter, pursuant to resolutions of the Board of Directors, the annual meeting of the Corporation's stockholders was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting on May 30, 2000 the necessary number of shares as required by statute were voted in favor of the amendment.

        THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, The Titan Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer, as of the 2nd day of June, 2000.

The Titan Corporation
/s/ GENE RAY Gene W. Ray, Chairman, Chief Executive Officer and President
ATTEST:
/s/ NICHOLAS J. COSTANZA Name: Nicholas J. Costanza Senior Vice President, General Counsel and Secretary

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  Exhibit 3.1
CERTIFICATE OF INCREASE OF SERIES A JUNIOR PARTICIPANTING PREFERRED STOCK (Pursuant to Section 151 of the Delaware General Corporation law)
CERTIFICATE OF AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION OF THE TITAN CORPORATION